(d)(3)(D)(i)

July 1, 2011

Todd Modic
Senior Vice President
ING Funds Services, LLC
7337 E. Doubletree Ranch Road
Suite 100
Scottsdale, AZ 85258

Dear Mr. Modic:

          Pursuant to the Amended and Restated Administration Agreement dated August 21, 2003, between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as administrator for the ING Clarion Real Estate Portfolio (the “Portfolio”), a series of ING Investors Trust, effective on July 1, 2011. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fee indicated for the Portfolio, is attached hereto.

          The Amended Schedule A has also been updated 1) to reflect the name changes for ING Marsico International Opportunities Portfolio to ING T.Rowe Price International Stock Portfolio, and ING Pioneer Equity Income Portfolio to ING Large Cap Value Portfolio, and 2) by the removal of ING Morgan Stanley Global Tactical Asset Allocation Portfolio, and ING American Funds Growth-Income Portfolio because these series recently merged into other funds and have dissolved.

          Please signify your acceptance to act as administrator under the Agreement with respect to the Portfolio.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust
ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000
Suite 100	Fax: 480-477-2700	ING Investors Trust
Scottsdale, AZ 85258-2034	www.ingfunds.com

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING American Funds Asset Allocation Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Bond Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Global Growth and Income Portfolio	0.10%

ING American Funds Growth Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds International Growth and Income Portfolio	0.10%

ING American Funds International Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or 0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds World Allocation Portfolio	0.10%

ING BlackRock Inflation Protected Bond Portfolio	0.10%

ING Clarion Global Real Estate Portfolio	0.10%

ING Clarion Real Estate Portfolio	0.10%
2

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING DFA Global Allocation Portfolio	0.10%

ING DFA World Equity Portfolio	0.10%

ING Franklin Income Portfolio	0.10%

ING Franklin Templeton Founding Strategy Portfolio	0.05%

ING Goldman Sachs Commodity Strategy Portfolio	0.10%

ING Large Cap Growth Portfolio	0.10%

ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)	0.10%

ING MFS Utilities Portfolio	0.10%

ING Oppenheimer Active Allocation Portfolio	0.10%

ING Retirement Conservative Portfolio	0.10%

ING Retirement Growth Portfolio	0.10%

ING Retirement Moderate Growth Portfolio	0.10%

ING Retirement Moderate Portfolio	0.10%

ING T.Rowe Price International Stock Portfolio (formerly, ING Marsico International Opportunities Portfolio)	0.10%
3